UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2014

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 30, 2014, Metalico, Inc. (the "Company") announced an agreement in principle to restructure the principal balance of its outstanding Convertible Notes that would defer the Note holders’ put right to December 31, 2015. Under the terms of the Company’s original Convertible Notes issued in 2008, Note holders had a right to require the Company to make full payment of the outstanding principle balance of $23.4 million and accrued interest under the Convertible Notes on June 30, 2014. Pursuant to the proposed agreement with the Note holders, the Company is scheduled to deliver a cash payment of $7 million and a number of shares of the Company common stock having a value of $5 million at closing.

The $7 million cash component would be funded under the Company’s existing senior secured financing agreement. The price per share for the $5 million equity component would be priced at 85% of the "Note VWAP" for July 1, 2014. "Note VWAP" is defined as the simple average of the volume weighted average price of the Company's common stock for a thirty-day trading period including the fifteen trading days prior to and the fifteen trading days commencing with the date of execution of definitive documentation. The agreement also provides for a true-up of the shares in the event the Note holders receive more or less than their conversion price on dispositions of shares during a twenty-five-day trading period following the date of issuance.

The Company would retire the remainder of the existing Convertible Notes by issuing new notes in the aggregate principle amount of the $11.4 million balance. The new notes would be paid from proceeds of the Company’s previously announced planned divestiture of non-core assets. Two thirds of the new note balance could be prepaid without penalty if retired by November 30, 2014 and February 28, 2015, respectively and thereafter would incur an early payment stock premium if paid from proceeds of asset sales and cash premium if paid from sources other than asset sale proceeds. The remaining third, or approximately $3.8 million, could not be called for three years, would be subject to an early payment costs determined by sources of payment, and would be convertible into shares of Metalico common stock at any time after issuance at a slight premium to a volume weighted average price of the Company's common stock determined as of July 1. The other two thirds would become convertible according to a similar formula as of November 30, 2014 and February 28, 2015, respectively. The new notes would mature on July 1, 2024 but may be put by the holders at par on December 31, 2015.

The terms of the restructuring have been approved by the Company’s senior secured lenders, who have also agreed to amend their financing agreement, in each case, pursuant to the execution of definitive documentation and customary closing conditions. Modifications would include increases to certain fees and a resetting of financial covenants to be effected before year end. Applicable margins for advances under the revolving facility would be reset to 2.5% for "Base Rate" loans and 3.5% for LIBOR-loans. Applicable margins for advances under the term facilities would be reset to 8.5% for "Base Rate" loans and 9.5% for LIBOR-loans. The Company would be required to make prepayments from the proceeds of certain specified asset sales in accordance with an agreed schedule. The senior lenders would also receive warrants exercisable at a cost of one cent per share representing 7.5% of the Company’s outstanding equity, subject to antidilution protection, including the shares of the Company common stock equivalent to $5 million issued as payment on the existing Convertible Notes.

On June 30, 2014, the Company issued the press release announcing the above-described agreements in principle attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Press Release issued June 30, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

June 30, 2014	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued June 30, 2014